As filed with the Securities and Exchange Commission on March 26, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Comcast Corporation
(Exact name of Registrant as specified in its charter)

Pennsylvania	See Table of Additional Registrants	27-0000798
(State of other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
1500 Market Street
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Arthur R. Block, Esq.

Senior Vice President
Comcast Corporation
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce K. Dallas

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐.

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate Offering	Registration
Securities to be Registered	be Registered(1)	Per Unit(2)	Price	Fee(3)

Senior Debt Securities and Subordinated Debt
Securities (collectively, “Debt Securities”)(4)

Preferred Stock, without par value

Depositary Shares representing Preferred Stock

Class A Common Stock, $0.01

Class A Special Common Stock, $0.01 par value

Warrants(5)

Purchase Contracts(5)

Units(5)

Guarantees of the Debt Securities, Warrants, Purchase Contracts and Units(3)

Total	—	100%	—	—

(1)	This registration statement relates to guarantees by Comcast MO of Delaware, Inc. of the remaining $7,000,000,000 initial offering price of Debt Securities, Warrants, Purchase Contracts, and Units the offer and sale of which was registered under the registration statement, file no. 333-101861, of the registrants other than Comcast MO of Delaware, Inc., which was declared effective on December 23, 2002. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus which forms a part of this registration statement also relates to the securities registered under such prior registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Pursuant to Rule 457(n), no separate registration fee is payable in connection with the Guarantees.

(4)	Comcast Cable Communications, Inc., Comcast Cable Communications Holdings, Inc., Comcast Cable Holdings, LLC, Comcast MO Group, Inc. and Comcast MO of Delaware, Inc. (collectively, the “Cable Guarantors”) will fully and unconditionally guarantee the Debt Securities.

(5)	If indicated in the relevant prospectus supplement, the Warrants, Purchase Contracts and/or Units may be fully and unconditionally guaranteed by specified Cable Guarantors.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
RATIOS OF EARNINGS TO FIXED CHARGES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS OF COMCAST CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
STATEMENT OF OPERATIONS
DESCRIPTION OF THE SENIOR DEBT SECURITIES, SUBORDINATED DEBT SECURITIES AND CABLE GUARANTEES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
GLOBAL SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF SHAREHOLDER RIGHTS PLAN
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES AND POWER OF ATTORNEY FOR COMCAST CORPORATION
EXHIBIT LIST
COMCAST CORPORATION
FORM OF AMENDMENT TO SENIOR INDENTURE...
OPINION OF ARTHUR R. BLOCK.
OPINION OF DAVIS POLK & WARDWELL.
STMT REGARDING COMPUTAION OF RATIO OF EARNINGS...
STMT REGARDING COMPUTAION OF RATIO OF EARNINGS...
CONSENT OF DELOITTE & TOUCHE LLP.
CONSENT OF PRICEWATERHOUSECOOPERS LLP.

ADDITIONAL REGISTRANTS

Comcast Cable Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	23-2175755
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Arthur R. Block, Esq.

Senior Vice President
Comcast Corporation
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Comcast Cable Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3592397
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Arthur R. Block, Esq.

Senior Vice President
Comcast Corporation
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Comcast Cable Holdings, LLC

(Exact name of Registrant as specified in its charter)

Delaware	84-1260157
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Arthur R. Block, Esq.

Senior Vice President
Comcast Corporation
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Comcast MO Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0926774
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Arthur R. Block, Esq.

Senior Vice President
Comcast Corporation
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Comcast MO of Delaware, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1372033
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Arthur R. Block, Esq.

Senior Vice President
Comcast Corporation
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued March 26, 2003

$7,000,000,000

          The following are types of securities that we may offer and sell under this prospectus:

•      Unsecured senior debt securities

•      Unsecured subordinated debt securities
•      Warrants
•      Purchase contracts
•      Units
•      Preferred Stock
•      Depositary shares
•      Class A Common Stock
•      Class A Special Common Stock

          If indicated in the relevant prospectus supplement, the securities may be fully and unconditionally guaranteed by a number of our wholly-owned cable subsidiaries named in this prospectus.

          Our Class A Common Stock and Class A Special Common Stock are quoted on The Nasdaq National Market System under the ticker symbols “CMCSA” and “CMCSK”. On March 24, 2003, the reported last sale prices on The Nasdaq National Market System for our Class A Common Stock and our Class A Special Common Stock were $28.61 and $27.50.

          We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity
• Interest rate
• Sinking fund terms
• Currency of payments
• Dividends
• Redemption terms
• Listing on a securities exchange
• Amount payable at maturity
• Conversion or exchange rights
• Liquidation amount
• Subsidiary guarantees

          Investing in the securities involves risks that are described under the caption “Risk Factors” beginning on page 3.

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is                     , 2003

[Illustration: The diagram is a simplified diagram of the corporate structure of Comcast Corporation and shows the wholly owned cable subsidiaries that will guarantee any debt securities which may be offered by the prospectus. These cable guarantors may also guarantee other securities offered if so stated in the prospectus supplement related to the offering of these other securities. The cable guarantors include:

•	Comcast Cable Communications, Inc., the principal Comcast cable subsidiary prior to Comcast’s acquisition of Broadband, referred to as “Comcast Cable.”

•	Comcast Cable Communications Holdings, Inc., the company holding the broadband business acquired from AT&T, referred to as “Comcast Cable Communications Holdings” or “Broadband.”

•	Comcast MO Group, Inc. (formerly known as MediaOne Group, Inc.), referred to as “Comcast MO Group.”

•	Comcast Cable Holdings, LLC, (formerly known as AT&T Broadband, LLC and Tele- Communications, Inc.), referred to as “Comcast Cable Holdings.”

•	Comcast MO of Delaware, Inc. (formerly known as MediaOne of Delaware, Inc. and Continental Cablevision, Inc.), referred to as “Comcast MO of Delaware.”

The diagram also shows that Comcast Holdings Corporation, a subsidiary of Comcast and the parent of Comcast Cable Communications, Inc., as well various non-cable subsidiaries, will not be a cable guarantor, that Comcast has other non-cable subsidiaries, and that the cable guarantors have various operating subsidiaries which will not guarantee the Continental Notes.

End of illustration.]

      We refer to Comcast Corporation in this prospectus as “Comcast” or “we,” “us,” “our” or comparable terms and to Comcast Holdings Corporation as “Comcast Holdings.” We refer to Comcast Cable Communications, Inc., Comcast Cable Communications Holdings, Inc., Comcast Cable Holdings, LLC, Comcast MO Group, Inc. and Comcast MO of Delaware, Inc. collectively as the “Cable Guarantors.”

i

SUMMARY

THE COMPANIES

Comcast Corporation

      We were incorporated in 2001 under the name AT&T Comcast Corporation to effect the acquisition of the broadband business of AT&T Corp, which we refer to as “Broadband.” The acquisition, which we refer to as the “Broadband acquisition,” was consummated on November 18, 2002. On November 18, 2002, we changed our name to Comcast Corporation.

      We are involved in three principal lines of business:

•	Cable—through the development, management and operation of broadband communications networks, including video, high-speed Internet and phone service,

•	Commerce—through QVC, our electronic retailing subsidiary, and

•	Content—through our consolidated programming investments, including, Comcast Spectacor, Comcast SportsNet, Comcast SportsNet Mid-Atlantic, Cable Sports Southeast, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network, G4, and through our other programming investments.

      As a result of the Broadband acquisition, we are the largest cable operator in the United States. We have deployed digital cable and high-speed Internet service to the substantial majority of our cable systems. As of December 31, 2002, our consolidated cable operations served 21.3 million subscribers in 41 states, passed 39.1 million homes, and provided digital cable to more than 6.6 million subscribers, high-speed Internet to more than 3.6 million subscribers and phone service to more than 1.4 million subscribers. The Broadband acquisition contributed approximately 60% of these subscribers, 64% of these homes passed, 66% of the digital cable subscribers, 58% of the high-speed Internet subscribers and 97% of the phone subscribers. We expect to make substantial capital expenditures over the next two years to complete the upgrade and rebuild of the newly acquired cable systems.

      Through QVC, we market a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of December 31, 2002, QVC was available, on a full and part-time basis, to 85.9 million homes in the United States, 11.4 million homes in the United Kingdom, 25.8 million homes in Germany and 8.4 million homes in Japan.

      For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Available Information.”

      We are a Pennsylvania corporation incorporated in 2001. Our principal executive office is located at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. Our telephone number is (215) 665-1700. The address of our web site is www.comcast.com. The information on our web site is not part of this prospectus.

Cable Guarantors

      Our obligations, including the payment of principal, premium, if any, and interest, on the debt securities will be fully and unconditionally guaranteed by each of Comcast Cable, Comcast Cable Communications Holdings, Comcast Cable Holdings, Comcast MO Group and Comcast MO of Delaware. In this prospectus, we refer to these guarantors as the cable guarantors and to these guarantees as the cable guarantees. If indicated in the relevant prospectus supplement, our obligations under the other securities we are offering and selling may be fully and unconditionally guaranteed by specified cable guarantors.

      The cable guarantees will not contain any restrictions on the ability of any cable guarantor to:

•	pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that cable guarantor’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that cable guarantor.

Comcast Cable Communications, Inc.

      Comcast Cable is a Delaware corporation incorporated in 1981 and our indirect wholly-owned subsidiary. As of December 31, 2002, Comcast Cable served approximately 8.5 million subscribers.

Comcast Cable Communications Holdings, Inc.

      Comcast Cable Communications Holdings is a Delaware corporation incorporated in 2001 and our wholly-owned subsidiary. As of December 31, 2002, Comcast Cable Communications Holdings served approximately 12.8 million subscribers.

Comcast Cable Holdings, LLC

      Comcast Cable Holdings is a Delaware limited liability company formed in 1994. Comcast Cable Holdings is a wholly-owned subsidiary of Comcast Cable Communications Holdings.

Comcast MO Group, Inc.

      Comcast MO Group is a Delaware corporation incorporated in 1999. Comcast MO Group is a wholly-owned subsidiary of Comcast Cable Communications Holdings.

Comcast MO of Delaware, Inc.

      Comcast MO of Delaware is a Delaware Corporation incorporated in 1996. Comcast MO of Delaware is an indirect wholly-owned subsidiary of Comcast MO Group.

      Each cable guarantor’s principal place of business is 1500 Market Street, Philadelphia, Pennsylvania 19102-2148.

RISK FACTORS

Risks Relating to the Broadband Acquisition

We may fail to realize the anticipated benefits of the Broadband acquisition.

      The Broadband acquisition combined two companies that have previously operated separately. We expect to realize cost savings and other financial and operating benefits as a result of the Broadband acquisition. However, we cannot predict with certainty when these cost savings and benefits will occur, or the extent to which they actually will be achieved. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, and regulatory compliance. The integration of Comcast Cable and Comcast Cable Communications Holdings will also require substantial attention from management. The diversion of management attention and any difficulties associated with integrating Comcast Cable and Comcast Cable Communications Holdings could have a material adverse effect on our operating results.

We will have to abide by restrictions to preserve the tax treatment of the Broadband acquisition.

      In order to preserve the treatment of the Broadband acquisition as tax-free, our ability to redeem stock or issue equity securities will be limited through December 2004. As of December 31, 2002, we had the ability to issue at least 250 million shares of our common stock without affecting the tax treatment of the Broadband acquisition. These restrictions may limit our ability to issue equity securities to satisfy our financing needs or to acquire businesses or assets.

     We and our subsidiaries have significant debt and debt-like obligations and may not maintain investment-grade credit ratings.

      We and our subsidiaries have a significant amount of debt and debt-like obligations. Our credit rating and the credit ratings of our subsidiaries may in the future be lower than the current or historical credit ratings of Comcast Holdings, Comcast Cable Communications Holdings and their respective subsidiaries. In addition, it is possible that we or any of our subsidiaries that issue debt may not obtain or maintain an investment-grade credit rating. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us and our subsidiaries. A downgrade in our or any of our subsidiaries’ existing credit ratings or failure by us and our subsidiaries to maintain investment-grade credit ratings could have a material adverse effect on our operating results, our ability to obtain additional financing, and on the value of our common stock.

Atypical governance arrangements may make it more difficult for our shareholders to act.

      In connection with the Broadband acquisition, we implemented a number of governance arrangements that are atypical for a large, publicly held corporation. A number of these arrangements relate to the election of our Board. The term of our Board will not expire until our 2004 annual meeting of shareholders. Since our shareholders will not have the right to call special meetings of shareholders or act by written consent and our directors may be removed only for cause, our shareholders will not be able to replace our initial Board members prior to that meeting. After our 2004 annual meeting of shareholders, our directors will be elected annually. Even then, however, it will be difficult for one of our shareholders, other than BRCC Holdings LLC, to elect a slate of directors of its own choosing to our Board. Brian L. Roberts, our President and Chief Executive Officer, through his control of BRCC Holdings LLC, holds a 33 1/3% nondilutable voting interest in our stock. In addition, we adopted a shareholder rights plan upon completion of the Broadband acquisition that prevents any holder of our stock, other than any holder of our Class B common stock or any of such holder’s affiliates, from acquiring our stock representing more than 10% of the voting power with respect to us without the approval of our Board.

      In addition to the governance arrangements relating to our Board, a number of governance arrangements will make it difficult to replace our senior management. Upon completion of the Broadband acquisition, C. Michael Armstrong, Chairman of the Board and CEO of AT&T, became our Chairman of the Board and Brian L. Roberts, President of Comcast Holdings, became our President and CEO. After the 2005 annual meeting of our shareholders, Brian L. Roberts will also be our Chairman of the Board. Prior to the sixth anniversary of our 2004 annual meeting of shareholders, unless Brian L. Roberts ceases to be our Chairman of the Board or CEO prior to such time, our Chairman of the Board and CEO will be able to be removed only with the approval of at least 75% of our entire Board. This supermajority removal requirement makes it unlikely that C. Michael Armstrong or Brian L. Roberts will be removed from their management positions. Mr. Armstrong has notified us that as of May 7, 2003, the date of our 2003 annual shareholders meeting, he will exercise his election to become non-executive Chairman of the Board of Directors.

     Our principal shareholder has considerable influence over our operations.

      Brian L. Roberts has significant control over our operations through his control of BRCC Holdings LLC, which as a result of its ownership of outstanding shares of our Class B common stock holds a nondilutable 33 1/3% of the combined voting power of our stock and also has separate approval rights over certain material transactions involving us. In addition, Brian L. Roberts is our President and CEO and will, together with our Chairman of the Board, comprise the Office of the Chairman, our principal executive deliberative body.

     The performance of Broadband prior to the Broadband acquisition may not be representative of the results of Comcast Cable Communications Holdings without the other AT&T businesses and therefore is not a reliable indicator of its future results.

      Broadband was a fully integrated business unit of AT&T, and as a result the financial information of Broadband incorporated by reference in this prospectus was derived from the consolidated financial statements and accounting records of AT&T and reflects certain assumptions and allocations. The financial position, results of operations and cash flows of Comcast Cable Communications Holdings without the other AT&T businesses could differ from those that would have resulted had its business operated with the other AT&T businesses.

Risks Relating to Our Business

     Our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this prospectus.

      Our actual financial position and results of operations may differ, perhaps significantly and adversely, from the pro forma information included in this prospectus due to a variety of factors, including access to additional information and changes in value not currently identified.

      In addition, in many cases each of Comcast Holdings and Broadband had long-term agreements, in some cases with the same counterparties, for the same services and products, such as programming, billing services and interactive programming guides. It is not clear, in the case of certain services and products, whether each of the existing agreements continues to apply only to the operations to which they have historically applied or whether instead one of the two contracts will apply to the operations of both companies and the other contract will be terminated. Since these contracts often differ significantly in their terms, resolution of these contractual issues could cause our actual financial position and results of operations to differ significantly and adversely from those reflected in the pro forma financial information incorporated by reference in this prospectus.

     Programming costs are increasing and we may not have the ability to pass these increases on to our subscribers, which would materially adversely affect our cash flow and operating margins.

      Programming costs are expected to be our largest single expense item in the foreseeable future. In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. This increase is expected to continue, and we may not be able to pass programming cost increases on to our subscribers. The inability to pass these programming cost increases on to our subscribers would have a material adverse impact on our operating results. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and digital programming tiers, we may face increased programming costs, which, in conjunction with the additional market constraints on our ability to pass programming costs on to our subscribers, may reduce operating margins.

      We also expect to be subject to increasing financial and other demands by broadcasters to obtain the required consent for the retransmission of broadcast programming to our subscribers. We cannot predict the financial impact of these negotiations or the effect on our subscribers should we be required to stop offering this programming.

     We face a wide range of competition in areas served by our cable systems, which could adversely affect our future results of operations.

      Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors and other companies that use satellites, build competing cable systems in the same communities we serve or otherwise provide programming and other communications services to our subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with cable communications services. Some local telephone companies provide, or have announced plans to provide, video services within and outside their telephone service areas through a variety of methods, including broadband cable networks. Additionally, we will be subject to competition from telecommunications providers and Internet service providers, known as ISPs, in connection with offerings of new and advanced services, including telecommunications and Internet services. This competition may materially adversely affect our business and operations in the future. In addition, any increase in vacancy rates in multi-dwelling units has historically adversely impacted subscriber levels and is expected to do so in the future. Subscriber levels also have historically demonstrated seasonal fluctuations, particularly in markets that include major universities.

     We have substantial capital requirements which may require us to obtain additional financing that may be difficult to obtain.

      Our future capital expenditures may exceed, perhaps significantly, our net cash provided by operating activities. This may require us to obtain additional financing. We may not be able to obtain or to obtain on favorable terms the capital necessary to fund the substantial capital expenditures described below that are required by our strategy and business plan. A failure to obtain necessary capital or to obtain necessary capital on favorable terms could have a material adverse effect on us and result in the delay, change or abandonment of our development or expansion plans.

      We anticipate that we will upgrade a significant portion of our broadband systems over the coming years and make other capital investments, including with respect to our advanced services. During 2003, we expect to incur approximately $4.2 billion of capital expenditures in our cable, commerce and content businesses, including approximately $4 billion for our cable operations. We are expected to incur substantial capital expenditures in the years subsequent to 2003. However, the actual amount of the funds required for capital expenditures cannot be determined with precision at this time. Capital is expected to be used to upgrade and rebuild network systems to expand bandwidth capacity and add two-way capability so that our systems may offer advanced services. In addition, capital expenditures are expected to be used to acquire equipment, such as set-top boxes, cable modems and telephone equipment, and to pay for installation costs for additional video and advanced services customers. There can be no assurance that these amounts will be sufficient to accomplish the planned system upgrades, equipment acquisitions and expansion.

     Some of our subsidiaries may be subject to long-term exclusive agreements that may limit their future operating flexibility and materially adversely affect our financial results.

      Some of the entities that became our subsidiaries following the Broadband acquisition may be subject to long-term agreements relating to significant aspects of their operations, including long-term agreements for video programming, audio programming, electronic program guides, billing and other services. The price, terms and conditions of these agreements may not reflect current market terms and if one or more of these arrangements were to continue to apply to any of our subsidiaries, they may materially adversely impact our financial performance.

      Comcast Cable Holdings, and Broadband’s subsidiary, Satellite Services, Inc., are parties to an affiliation term sheet with Starz Encore Group LLC, an affiliate of Liberty Media, which extends to 2022 and provided for annual fixed price payments, subject to adjustment for various factors including inflation, and purported to require Broadband to pay two-thirds of Starz Encore Group’s programming costs above levels designated in the term sheet. Excess programming costs that may be payable by us in future years are not presently estimable, and could be significant.

      By letter dated May 29, 2001, Broadband disputed the enforceability of the excess programming pass-through provisions of the Starz Encore term sheet and questioned the validity of the term sheet as a whole. Broadband also has raised certain issues concerning the uncertainty of the provisions of the term sheet and the contractual interpretation and application of certain of its provisions to, among other things, the acquisition and disposition of cable systems. In July 2001, Starz Encore Group filed a lawsuit in Colorado state court seeking payment of alleged 2001 excess programming costs and a declaration that the term sheet is a binding and enforceable contract. In October 2001, Broadband and Starz Encore agreed to delay any further proceedings in the litigation until August 31, 2002 to allow the parties time to continue negotiations toward a potential business resolution of this dispute. As part of this standstill agreement, Broadband and Starz Encore settled Starz Encore’s claim for the 2001 excess programming costs, and Broadband agreed to continue to make the standard monthly payments due under the term sheet, with a full reservation of rights with respect to these payments. In connection with the standstill agreement, the court granted a stay on October 30, 2001. The terms of the stay order allowed either party to petition the court to lift the stay after April 30, 2002 and to proceed with the litigation. Broadband and Starz Encore agreed to extend the standstill agreement to and including January 31, 2003, with a requirement that the parties attempt to mediate the dispute. A mediation session held in January 2003 did not result in any resolution of the matter.

      On November 18, 2002, we filed suit against Starz Encore Group in the United States District Court for the Eastern District of Pennsylvania. We seek a declaratory judgment that, pursuant to our rights under a March 17, 1999 contract with a predecessor of Starz Encore, upon the completion of the Broadband acquisition, that contract now provides the terms under which Starz Encore Group programming is acquired and transmitted by our cable systems. In January 2003, Starz Encore Group filed a motion to dismiss the lawsuit on the grounds that claims asserted by us raised issues of state law that the United States District Court should decline to decide. We have responded contesting these assertions. The motion has been submitted to the Court for decision.

      On January 31, 2003, Starz Encore filed an amended complaint that adds us and Comcast Holdings as defendants and adds new claims against us, Comcast Holdings and Broadband asserting alleged breaches of, and interference with, the standstill agreement relating to the lawsuit filed by us and Comcast Holdings in federal District Court in Pennsylvania and to the defendants’ position that, since the completion of the Broadband acquisition, the March 17, 1999 contract provides the terms under which Starz Encore programming is acquired and transmitted by our cable systems.

      On March 3, 2003, Starz Encore filed a motion for leave to file a second amended complaint that would add allegations that Broadband has breached certain joint-marketing obligations under the term sheet and that we and Comcast Holdings have breached certain joint-marketing obligations under the March 17, 1999 contract and other agreements. We, Comcast Holdings and Broadband intend to oppose Starz Encore’s motion for leave to file a second amended complaint and, in light of Starz Encore’s pending motion for leave to amend, have sought an extension of time from the Court to respond to Starz Encore’s amended complaint.

      An entity formerly attributed to Broadband, which is now our subsidiary, is party to a master agreement that may not expire until December 31, 2012, under which it purchases certain billing services from CSG Systems, Inc. The master agreement requires monthly payments, subject to adjustment for inflation. The master agreement also contains a most favored nation provision that may affect the amounts paid thereunder. In the event that either the arbitration or this litigation or the settlement thereof results in the termination of the master agreement, Comcast Cable Communications Holdings may incur significant costs in connection with its replacement of these customer care and billing services and may experience temporary disruptions to its operations.

      On May 10, 2002, Broadband filed a demand for arbitration against CSG before the American Arbitration Association asserting, among other things, the right to terminate the master agreement and seeking damages under the most favored nation provision or otherwise. On May 31, 2002, CSG answered Broadband’s arbitration demand and asserted various counterclaims, including for breach of the master agreement, a declaration that we are now bound by the master agreement to use CSG as our exclusive provider for certain billing and customer care services, tortious interference with prospective contractual relations, and civil conspiracy. A hearing in the arbitration is scheduled to commence on May 5, 2003.

      On June 21, 2002, CSG filed a lawsuit against Comcast Holdings in federal court in Denver, Colorado asserting claims related to the master agreement and the pending arbitration. On November 4, 2002, CSG withdrew its complaint against Comcast Holdings without prejudice. On November 15, 2002, we initiated a lawsuit against CSG in federal court in Philadelphia, Pennsylvania asserting that cable systems owned by Comcast Holdings are not required to use CSG as a billing service or customer care provider pursuant to the master agreement, and that the former Broadband cable systems we now own may be added to a billing service agreement between us and CSG. CSG moved to dismiss or stay the lawsuit on the ground that the issues raised by the complaint could be wholly or substantially determined by the above-mentioned arbitration. By an order dated February 10, 2003, the Court stayed the lawsuit until further notice.

      On January 8, 2003, Liberty Digital, Inc. filed a complaint in Colorado state court against us and Comcast Cable Holdings, LLC (formerly AT&T Broadband LLC and Tele-Communications, Inc.), our wholly-owned subsidiary. The complaint alleges that Comcast Cable Holdings breached a 1997 “contribution agreement” between Liberty Digital and Comcast Cable Holdings and that we tortiously interfered with that agreement. The complaint alleges that this purported agreement obligates Comcast Cable Holdings to pay fees to Liberty Digital totaling $18 million (increasing at CPI) per year through 2017. We and Comcast Cable Holdings filed our answer to the complaint on March 5, 2003, in which we denied the essential allegations of the complaint and asserted various affirmative defenses.

     We are subject to regulation by federal, state and local governments which may impose costs and restrictions.

      Federal, state and local governments extensively regulate the cable industry. We expect that legislative enactments, courts actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable companies and other entities under the Communications Act of 1934, as amended, and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial and administrative actions may materially affect our business operations. Local authorities grant us franchises that permit us to operate our cable systems. We will have to renew or renegotiate these franchises from time to time. Local franchising authorities often demand concessions or other commitments as a condition to renewal or transfer, which concessions or other commitments could be costly to us in the future.

     We are subject to additional regulatory burdens in connection with the provision of telecommunications services, which could cause us to incur additional costs.

      We are subject to risks associated with the regulation of our telecommunications services by the Federal Communications Commission, or FCC, and state public utilities commissions, or PUCs. Telecommunications companies generally are subject to significant regulation. This regulation could materially adversely affect our business operations.

     We may face increased competition because of technological advances and new regulatory requirements, which could adversely affect our future results of operations.

      Numerous companies, including telephone companies, have introduced Digital Subscriber Line technology, known as DSL, which provides Internet access to subscribers at data transmission speeds substantially greater than that of conventional analog modems. We expect other advances in communications technology, as well as changes in the marketplace, to occur in the future. Other new technologies and services may develop and may compete with services that cable systems offer. The success of these ongoing and future developments could have a negative impact on our business operations. Moreover, in recent years, Congress has enacted legislation and the FCC has adopted regulatory policies intended to provide a favorable operating environment for existing competitors and for potential new competitors to our cable systems.

      Ever since high-speed cable Internet service was introduced, some local governments and various competitors sought to impose regulatory requirements on how we deal with third-party Internet service providers, or ISPs. Thus far, only a few local governments have imposed such requirements, and the courts have invalidated all of them. Likewise, the FCC has refused to treat our service as a common carrier “telecommunications service,” but has instead classified it as an “interstate information service,” which has historically meant that no regulations apply. Nonetheless, the FCC’s decision remains subject to judicial review, and a decision by a federal appellate court is expected later this year.

      In addition, the FCC itself is still considering whether it should impose any regulatory requirements and also whether local franchising authorities should be permitted to impose fees or other requirements, such as service quality or customer service standards. A few franchising authorities have sued us seeking payment of franchise fees on high-speed Internet service revenues. Further, a number of software and content providers and electronic retailers are now urging the FCC to adopt certain “nondiscrimination principles” that purport to be intended to allow Internet customers access to the Internet content of their choosing (something we already provide). We cannot now predict whether these or similar regulations will be adopted and, if so, what effects, if any, they would have on our business.

      A number of cable operators have reached agreements to provide unaffiliated ISPs access to their cable systems in the absence of regulatory requirements. We reached “access” agreements with several national and regional third-party ISPs. In addition, in connection with the restructuring of TWE, we will enter into a three-year non-exclusive access agreement with AOL Time Warner. We also have agreed to offer Microsoft an access agreement on terms no less favorable than those provided to other ISPs with respect to specified cable systems. We cannot provide any assurance, however, that regulatory authorities will not impose “open access” or similar requirements on us as part of an industry-wide requirement. These requirements could adversely affect our results of operations.

     We, through Comcast Cable Communications Holdings, have substantial economic interests in joint ventures in which we have limited management rights.

      Comcast Cable Communications Holdings is a partner in several large joint ventures, such as TWE, Texas Cable Partners and Kansas City Cable Partners, in which it has a substantial economic interest but does not have substantial control with regard to management policies or the selection of management. These joint ventures may be managed in a manner contrary to our best interests, and the value of our investment in these joint ventures, through Comcast Cable Communications Holdings, may be affected by management policies that are determined without our input or over our objections. Comcast Cable

Communications Holdings has cable partnerships with each of AOL Time Warner, Insight Communications, Adelphia Communications, Midcontinent and US Cable. Materially adverse financial or other developments with respect to a partner could adversely impact the applicable partnership.

     We, through Comcast Holdings and Comcast Cable Communications Holdings, face risks arising from their and AT&T’s relationship with At Home Corporation.

      Litigation has been filed against us as a result of our alleged conduct with respect to our investment in and distribution relationship with At Home Corporation. At Home was a provider of high-speed Internet access and content services which filed for bankruptcy protection in September 2001. Filed actions are:

•	class action lawsuits against us, Brian L. Roberts (our President and Chief Executive Officer and a director), AT&T (the former controlling shareholder of At Home and also a former distributor of the At Home service) and other corporate and individual defendants in the Superior Court of San Mateo County, California, alleging breaches of fiduciary duty on the part of us and the other defendants in connection with transactions agreed to in March 2000 among At Home, us, AT&T and Cox Communications, Inc., an investor in At Home and a former distributor of the At Home service;

•	class action lawsuits against Comcast Cable Communications, Inc., AT&T and others in the United States District Court for the Southern District of New York, alleging securities law violations and common law fraud in connection with disclosures made by At Home in 2001; and

•	a lawsuit brought in the United States District Court for the District of Delaware in the name of At Home by certain At Home bondholders against us, Brian L. Roberts, Cox and others, alleging breaches of fiduciary duty relating to the March 2000 transactions and seeking recovery of alleged short-swing profits of at least $600 million pursuant to Section 16(b) of the Securities Exchange Act of 1934 purported to have arisen in connection with certain transactions relating to At Home stock effected pursuant to the March 2000 agreements.

      The actions in San Mateo County, California have been stayed by the United States Bankruptcy Court for the Northern District of California, the court in which At Home filed for bankruptcy, as violating the automatic bankruptcy stay. In the Southern District of New York actions, the court ordered the actions consolidated into a single action. An amended consolidated class action complaint was filed on November 8, 2002. All of the defendants served motions to dismiss on February 11, 2003.

      Under the terms of the Broadband acquisition, we are contractually liable for 50% of any liabilities of AT&T relating to At Home, including any resulting from any pending or threatened litigation. AT&T will be liable for the other 50% of these liabilities. In addition to the action against AT&T described above, where we are also a defendant, there are two additional actions brought by At Home’s bondholders’ liquidating trust against AT&T, not naming us:

•	a lawsuit filed against AT&T and certain of its senior officers in Santa Clara, California state court alleging various breaches of fiduciary duties, misappropriation of trade secrets and other causes of action in connection with the transactions in March 2000 described above, and prior and subsequent alleged conduct on the part of the defendants, and

•	an action filed against AT&T in the District Court for the Northern District of California, alleging that AT&T infringes an At Home patent by using its broadband distribution and high-speed Internet backbone networks and equipment.

      AT&T moved to dismiss the Santa Clara action on the grounds that California is an inconvenient forum, but the court denied AT&T’s motion. AT&T also moved to transfer the Northern District of California action to the Southern District of New York as being a more convenient venue. AT&T’s motion is pending.

      We deny any wrongdoing in connection with the claims which have been made directly against us, our subsidiaries and Brian L. Roberts, and intend to defend all of these claims vigorously. In management’s opinion, the final disposition of these claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations of any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

      Management is continuing to evaluate this litigation and is unable to currently determine what impact, if any, that our 50% share of the At Home potential liabilities would have on our consolidated financial position or results of operations. No assurance can be given that any adverse outcome would not be material.

     Our indentures do not restrict our ability to incur additional indebtedness, which could make our debt securities more risky in the future.

      As of December 31, 2002, our consolidated indebtedness was approximately $34.9 billion, of which $34.2 billion was issued by our subsidiaries and was senior to debt obligations at Comcast Corporation. As of December 31, 2002, our consolidated stockholders’ equity was approximately $38.3 billion. The indentures that govern the terms of our debt do not restrict our ability or our subsidiaries’ ability to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the securities, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our businesses;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

•	making us more vulnerable to a downturn in our businesses.

     The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

      The securities we are offering, other than our Class A Common Stock and Class A Special Common Stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our businesses may be affected by, among other things:

•	changes in laws and regulations;

•	changes in the competitive environment;

•	changes in technology;

•	industry consolidation and mergers;

•	franchise-related matters;

•	market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes;

•	demand for the programming content we distribute or the willingness of other video program distributors to carry our content; and

      •      general economic conditions.

      In this prospectus and in the documents we incorporate by reference, we state our expectations of future events and our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under “Risk Factors” above. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DIVIDEND POLICY

      We do not intend to pay dividends on our common stock for the foreseeable future.

RATIOS OF EARNINGS TO FIXED CHARGES

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

Comcast(a)	1.20x	2.20x	5.93x	3.30x	5.37x

(a)	We became the parent of Comcast Holdings and Comcast Cable Communications Holdings on November 18, 2002 in connection with the consummation of the merger of Comcast Holdings and Comcast Cable Communications Holdings with our subsidiaries. Because Comcast Holdings is our predecessor, our historical ratios are the same as Comcast Holdings’ historical ratios. For purposes of our ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, cumulative effect of accounting change, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

Comcast(b)	1.20x	2.20x	5.77x	3.20x	5.12x

(b)	For purposes of calculating our ratios of earnings to combined fixed charges and preferred dividends, earnings consist of income (loss) from continuing operations before income taxes, cumulative effect of accounting change, minority interest, equity in net (income) losses of affiliate and combined fixed charges and preferred dividends. Combined fixed charges and preferred dividends consist of interest expense and preferred dividends.

UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENT OF OPERATIONS OF COMCAST CORPORATION

      The following Unaudited Pro Forma Combined Condensed Statement of Operations of Comcast for the year ended December 31, 2002 gives effect to the Broadband acquisition. The pro forma financial statement accounts for the Broadband acquisition under the purchase method of accounting. The consideration to complete the Broadband acquisition was $50,780 million, consisting of $25,495 million of Comcast common stock and options, $24,860 million of assumed debt and $425 million of transaction costs directly related to the acquisition.

      The estimated fair value of certain assets and liabilities are based on preliminary valuations and are subject to adjustment as additional information is obtained. Our estimates have and will continue to change as final reports from valuation specialists are obtained and additional information becomes available regarding assets acquired and liabilities assumed. Changes in the amounts assigned to acquisition related assets and liabilities may affect the results of operations in future periods.

      Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. Both Comcast Holdings and AT&T Broadband Group have completed other acquisitions and dispositions that are not significant, individually or in the aggregate, and, accordingly, have not been included in the accompanying unaudited pro forma financial data. The unaudited pro forma financial data may not be indicative of the results that would have occurred if the Broadband acquisition had been in effect on the dates indicated or which may be obtained in the future.

      The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for Comcast, and the historical combined financial statements and accompanying notes thereto for AT&T Broadband Group incorporated by reference in this prospectus.

COMCAST CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002

		Historical		Pro Forma
	Comcast(a)	Broadband(a)	Adjustments(b)	Comcast

	(Amounts in millions, except per share amounts)
Revenues
Service revenues	$8,079	$8,693	$(41)	$16,731
Net sales from electronic retailing	4,381			4,381

	12,460	8,693	(41)	21,112

Costs and Expenses
Operating (excluding depreciation)	3,511	4,612	(27)	8,096
Cost of goods sold from electronic retailing (excluding depreciation)	2,793			2,793
Selling, general and administrative	2,465	2,411	(10)	4,866
Depreciation	1,775	2,414	(814)	3,375
Amortization	257	188	954	1,399
Goodwill and franchise impairment charges(c)		16,525		16,525
Asset impairment, restructuring and other charges		56		56

	10,801	26,206	103	37,110

Operating income (loss)	1,659	(17,513)	(144)	(15,998)
Other income (expense)
Interest expense	(884)	(1,306)	(5)	(2,195)
Investment expense	(605)	(1,263)		(1,868)
Equity in net losses of affiliates	(103)		(1,005)	(1,108)
Other income	3	439		442

	(1,589)	(2,130)	(1,010)	(4,729)

Income (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting change	70	(19,643)	(1,154)	(20,727)
Income tax (expense) benefit	(134)	5,776	443	6,085

Loss from continuing operations before minority interest, extraordinary items and cumulative effect of accounting change	(64)	(13,867)	(711)	(14,642)
Net loss related to equity investments		(619)	619
Minority interest expense	(212)	(256)	155	(313)

Loss from continuing operations before extraordinary items and cumulative effect of accounting change	$(276)	$(14,742)	$63	$(14,955)

Loss per share from continuing operations — basic	$(0.25)			$(6.51)
Loss per share from continuing operations — assuming dilution	$(0.25)			$(6.51)
Weighted average number of common shares outstanding — basic	1,110		1,189	2,299
Weighted average number of common shares outstanding — assuming dilution	1,110		1,189	2,299

See Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

COMCAST CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)

(a)	Comcast results include the results of Broadband for the period from November 19, 2002 through December 31, 2002. Historical Broadband results represent Broadband’s results for the period from January 1, 2002 through November 18, 2002. Both the Comcast results and the Historical Broadband results exclude the cable systems serving approximately 317,000 subscribers that have been sold to Bresnan Broadband Holdings and treated as discontinued operations as of the acquisition date.

(b)	Adjustments reflect the elimination of intercompany transactions between Comcast Holdings and Broadband, the change in depreciation and amortization expense as a result of recording the related balance sheet amounts at their fair value, the change in interest expense to reflect the effective interest rates for the new borrowings and the fair value of assumed debt, the reclassification of equity in net losses of affiliates to conform to our presentation, the related tax effects of the above adjustments, and the shares issued in the transaction.

(c)	The Broadband historical amounts include a $16.5 billion charge incurred in second quarter of 2002 related to the impairment of franchise rights and goodwill. This charge was directly related to the transaction and was based upon the value of Comcast Holdings’ shares to be exchanged in the transaction as compared to the net book value of Broadband at the time of the impairment test.

DESCRIPTION OF THE SENIOR DEBT SECURITIES,

SUBORDINATED DEBT SECURITIES AND CABLE GUARANTEES

      Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•	in the case of senior debt securities, under a senior indenture dated January 7, 2003, as amended, entered into among us, the cable guarantors and The Bank of New York, as trustee; and

•	in the case of subordinated debt securities, under a subordinated indenture to be entered into among us, the cable guarantors and The Bank of New York, as trustee.

      The senior indenture, as amended, is included, and the subordinated indenture will be substantially in the form included, as exhibits to the registration statement of which this prospectus is a part.

      Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this Section of the prospectus and under the captions “Description of Warrants,” “Description of Common Stock,” “Description of Purchase Contracts” and “Description of Units,” the terms “we,” “us” and “our” mean Comcast Corporation only, and not subsidiaries of Comcast Corporation.

General

      The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “Certain Terms of the Subordinated Debt Securities— Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything. The debt securities will be fully and unconditionally guaranteed by the cable guarantors, as described below.

      We are a holding company and conduct all of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend upon our subsidiaries’ earnings and their distributing those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for the cable guarantors with respect to the cable guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

      You should look in the applicable prospectus supplement for the following terms of the debt securities being offered:

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option and the price or prices in the currency or currency unit in which the debt securities are payable;

•	the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party; and

•	any other terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

      You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

      Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

      We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Cable Guarantees

      Our obligations under the senior debt securities, including the payment of principal, premium, if any, and interest, will be fully and unconditionally guaranteed by each of the cable guarantors. The cable guarantees will rank equally with all other general unsecured and unsubordinated obligations of the cable guarantors.

      The cable guarantees will not contain any restrictions on the ability of any cable guarantor to:

•	pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that cable guarantor’s capital stock or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that cable guarantor.

Certain Covenants

      We and the cable guarantors have agreed to some restrictions on our activities for the benefit of holders of all series of senior debt securities issued under the senior indenture. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the senior debt securities are outstanding.

      The senior indenture does not contain any financial covenants other than those summarized below and does not restrict us or our subsidiaries from paying dividends or incurring additional debt. In addition, the senior indenture will not protect holders of notes issued under it in the event of a highly leveraged transaction or a change in control.

      Limitation on Liens Securing Indebtedness. Neither we nor any cable guarantor shall create, incur or assume any Lien (other than any Permitted Lien) on such person’s assets, including the Capital Stock of such person’s wholly-owned subsidiaries’ to secure the payment of our Indebtedness or that of any cable guarantor, unless we secure the outstanding senior debt securities or cable guarantee, as the case may be, equally and ratably with (or prior to) all Indebtedness secured by such Lien, so long as such Indebtedness shall be so secured.

      Limitation on Sale and Leaseback Transactions. Neither we nor any cable guarantor shall enter into any Sale and Leaseback Transaction involving any of such person’s assets, including the Capital Stock of such person’s wholly-owned subsidiaries.

      The restriction in the foregoing paragraph shall not apply to any Sale and Leaseback Transaction if:

•	the lease is for a period not in excess of three years, including renewal of rights;

•	the lease secures or relates to industrial revenue or similar financing;

•	the transaction is solely between us and a cable guarantor or between or among cable guarantors; or

•	we or the applicable cable guarantor, within 270 days after the sale is completed, applies an amount equal to or greater than (a) the net proceeds of the sale of the assets or part thereof leased or (b) the fair market value of the assets or part thereof leased (as determined in good faith by our Board of Directors) either to:

o	the retirement (or open market purchase) of senior debt securities, our other long-term Indebtedness ranking on a parity with or senior to the senior debt securities or long-term Indebtedness of a cable guarantor; or

o	the purchase by us or any cable guarantor of other property, plant or equipment related to our business or the business of any cable guarantor having a value at least equal to the value of the assets or part thereof leased.

      This provision and the provision described under “—Limitation on Liens Securing Indebtedness” do not apply to any of our subsidiaries other than the cable guarantors.

      “Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal, or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under such lease.

      “Capital Stock” means, with respect to any person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) of such person’s capital stock or other ownership interests, whether now outstanding or issued after the date of hereof, including, without limitation, all common stock and preferred stock.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement, or other similar agreement or arrangement designed to protect against the fluctuation in currency values.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of determination, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the senior indenture shall be computed in conformity with GAAP applied on a consistent basis.

      “Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person:

•	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities, or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

•	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

      The term “Guarantee” used as a verb has a corresponding meaning.

      “Indebtedness” means, with respect to any person at any date of determination (without duplication):

•	all indebtedness of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes, or other similar instruments;

•	all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

•	all obligations of such person to pay the deferred and unpaid purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	all obligations of such person as lessee under Capitalized Leases;

•	all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided that the amount of such Indebtedness shall be the lesser of:

o	the fair market value of such asset at such date of determination; and

o	the amount of such Indebtedness;

•	all Indebtedness of other persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such person;

•	to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

      The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided:

•	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

•	that Indebtedness shall not include any liability for federal, state, local, or other taxes.

      “Interest Rate Agreements” means any obligations of any person pursuant to any interest rate swaps, caps, collars, and similar arrangements providing protection against fluctuations in interest rates. For purposes of the senior indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such person.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of the senior indenture, we or any cable guarantor shall be deemed to own subject to a Lien any asset acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

      “Permitted Liens” means:

•	any Lien on any asset incurred prior to the date of the senior indenture;

•	any Lien on any assets acquired after the date of the senior indenture (including by way of merger or consolidation) by us or any cable guarantor, which Lien is created, incurred or assumed contemporaneously with such acquisition, or within 270 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or any Lien upon any assets acquired after the date of the senior indenture existing at the time of such acquisition (whether or not assumed by us or any cable guarantor), provided that any such Lien shall attach only to the assets so acquired;

•	any Lien on any assets in favor of us or any cable guarantor;

•	any Lien on assets incurred in connection with the issuance of tax-exempt governmental obligations (including, without limitation, industrial revenue bonds and similar financing);

•	any Lien granted by any cable guarantor on assets to the extent limitations on the incurrence of such Liens are prohibited by any agreement to which such cable guarantor is subject as of the date of the senior indenture; and

•	any renewal of or substitution for any Lien permitted by any of the preceding bullet points, including any Lien securing reborrowing of amounts previously secured within 270 days of the repayment thereof, provided that no such renewal or substitution shall extend to any assets other than the assets covered by the Lien being renewed or substituted.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or a cable guarantor of any property, whether owned by us or such cable guarantor at the date of the original issuance of the debt securities or later acquired, which has been or is to be sold or transferred by us or such cable guarantor to such person or to any other person by whom funds have been or are to be advanced on the security of such property.

      Financial Information. We will file, whether or not required to do so under applicable law, with the trustee, within 15 days after being required to file the same under the Securities Exchange Act of 1934, copies of the annual reports and the information, documents and other reports to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. We intend to file all such reports, information and documents with the SEC, whether or not required by Section 13 or 15(d), and will send copies to the trustee within such 15-day period.

      Consolidation, Merger and Sale of Assets. The senior indenture restricts our ability to consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our property and assets as an entirety or substantially an entirety in one transaction or a series of related transactions to any person (other than a consolidation with or merger with or into or a sale, conveyance, transfer, lease or other disposition to a wholly-owned subsidiary with a positive net worth; provided that, in connection with any merger of us and a wholly-owned subsidiary, no consideration other than common stock in the surviving person shall be issued or distributed to our stockholders) or permit any person to merge with or into such party unless:

•	we are the continuing person or the person formed by such consolidation or into which such party is merged or that acquired or leased such property and assets shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the senior debt securities and under the senior indenture;

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•	we deliver to the trustee an officers’ certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the senior indenture and notes relating to such transaction have been complied with;

provided, however, that the foregoing limitations will not apply if, in the good faith determination of our board of directors set forth in a board resolution, the principal purpose of such transaction is to change the state of incorporation of such party; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

      Upon any express assumption of our obligations as described above, we will be released and discharged from all obligations and covenants under the senior indenture and all the senior debt securities.

      The senior indenture and the cable guarantees do not limit the ability of any cable guarantor to consolidate with or merge into or sell all or substantially all its assets. Upon the sale or disposition of any cable guarantor (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets) to any person, that cable guarantor will be deemed released from all its obligations under the senior indenture and its cable guarantee.

Events of Default

      For purposes of this section, the term “Obligor” shall mean each of us, Comcast Cable, Comcast Cable Communications Holdings, Comcast Cable Holdings, Comcast MO Group and Comcast MO of Delaware, in each case excluding such entity’s subsidiaries.

      An event of default for a series of senior debt securities is defined under the senior indenture as being:

      (1) a default by any Obligor in the payment of principal or premium on the senior debt securities of such series when the same becomes due and payable whether at maturity, upon acceleration, redemption or otherwise;

      (2) a default by any Obligor in the payment of interest on the senior debt securities of such series when the same becomes due and payable, if that default continues for a period of 30 days;

      (3) default by any Obligor in the performance of or breach by any Obligor of any of its other covenants or agreements in the senior indenture applicable to all the senior debt securities or applicable to the senior debt securities of any series and that default or breach continues for a period of 30 consecutive days after written notice is received from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of all affected series;

      (4) any cable guarantee is not (or is claimed by any cable guarantor not to be) in full force and effect;

      (5) a court having jurisdiction enters a decree or order for:

•	relief in respect of any Obligor in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Obligor for any substantial part of such party’s property and assets; or

•	the winding up or liquidation of any Obligor’s affairs

and such decree or order shall remain unstayed and in effect for a period of 180 consecutive days; or

      (6) any Obligor:

•	commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

•	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such party or for any substantial part of such party’s property; or

•	effects any general assignment for the benefit of creditors.

      A default under any Obligor’s other indebtedness is not a default under the senior indenture.

      If an event of default other than an event of default specified in clauses (5) and (6) above occurs with respect to an issue of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such senior debt securities then outstanding under the senior indenture by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable. The amount due upon acceleration shall include only the original issue price of the senior debt securities and accrued to the date of acceleration and accrued interest, if any. Upon a declaration of acceleration, such principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. If an event of default specified in clauses (5) and (6) above occurs with respect to any Obligor, the principal amount of and accrued interest, if any, on each issue of senior debt securities then outstanding shall be and become immediately due and payable without any notice or other action on the part of the trustee or any holder.

      Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of an issue of senior debt securities that has been accelerated. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of an issue of senior debt securities by notice to the trustee may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

      The holders of at least a majority in aggregate principal amount of an issue of senior debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

      These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of, premium, if any, or interest on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

      The senior indenture requires certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, as to their knowledge of our compliance with all conditions and covenants under the senior indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under the senior indenture.

Discharge and Defeasance

      The senior indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of senior debt securities and the senior indenture with respect to that series of senior debt securities if:

•	the senior debt securities of the affected series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable under the senior indenture; or

•	the senior debt securities of the affected series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and:

o	we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of the affected series, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of the affected series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the senior indenture; and

o	we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the senior indenture relating to the satisfaction and discharge of the senior indenture with respect to the senior debt securities of the affected series have been complied with.

      With respect to all senior debt securities which have been delivered to the trustee for cancellation and for which have been paid all sums payable by us under the senior indenture, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the senior indenture shall survive. With respect to senior debt securities which mature within one year or are to be called for redemption within one year under redemption arrangements deemed appropriate by the trustee, only our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or cancellation, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

      The senior indenture also provides that, except as otherwise provided in this paragraph, we:

•	will be deemed to have paid and will be discharged from any and all obligations in respect of a series of senior debt securities, and the provisions of the senior indenture and the cable guarantees will no longer be in effect with respect to those senior debt securities (“legal defeasance”); and

•	may omit to comply with any term, provision or condition of the senior indenture described above under “—Certain Covenants” and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of “—Events of Default” with respect to that series of senior debt securities (“covenant defeasance”);

provided that the following conditions shall have been satisfied:

•	we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

•	such deposit will not result in a breach or violation of, or constitute a default under, the senior indenture, the cable guarantees or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

•	we shall have delivered to the trustee:

o	either an opinion of counsel that the holders of the senior debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the senior indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) or a ruling directed to the trustee received from the Internal Revenue Service to the same effect; and

o	an opinion of counsel that the holders of the senior debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the senior indenture relating to the defeasance contemplated of the senior debt securities of such series have been complied with.

      Subsequent to legal defeasance under the first bullet point above, our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or cancellation, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, in the case of legal defeasance under the first bullet point above, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

      We and the trustee may amend or supplement the senior indenture or the senior debt securities without notice to or the consent of any holder:

•	to cure any ambiguity, defect, or inconsistency in the senior indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

•	to comply with the provisions described under “— Certain Covenants — Consolidation, Merger and Sale of Assets;”

•	to comply with any requirements of the SEC in connection with the qualification of the senior indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to provide for uncertificated notes and to make all appropriate changes for such purpose;

•	to make any change that does not adversely affect the rights of any holder;

•	to add to its covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to make any change so long as no senior debt securities are outstanding.

      Subject to certain conditions, without prior notice to any holder of senior debt securities, modifications and amendments of the senior indenture may be made by us and the trustee with respect to any series of senior debt securities with the written consent of the holders of a majority in principal amount of the affected series of senior debt securities, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived by written notice to the trustee by the holders of a majority in principal amount of the affected series of senior debt securities outstanding; provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	changes the stated maturity of the principal of, or any installment of interest on, the senior debt securities of the affected series;

•	reduces the principal amount of, or premium, if any, or interest on, the senior debt securities of the affected series;

•	changes the place or currency of payment of principal of, or premium, if any, or interest on, the senior debt securities of the affected series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of the senior debt securities of the affected series on or after the due date therefor;

•	reduces the above-stated percentage of outstanding senior debt securities of the affected series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of, premium, if any, or interest on the senior debt securities; or

•	modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of the series affected by the modification.

      It is not necessary for the consent of the holders under the senior indenture to approve the particular form of any note amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the senior indenture becomes effective, notice must be given to the holders affected thereby briefly describing the amendment, supplement, or waiver. Supplemental indentures will be mailed to holders upon request. Any failure to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

     No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

      The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours or the cable guarantors in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director, employee of ours or any cable guarantor or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

     Concerning the Trustee

      The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

     Governing Law

      The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

     The Trustees

      We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

      Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

     Subordination

      The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

      The subordination provisions also apply in the same way to each cable guarantor with respect to the Senior Indebtedness of such cable guarantor.

      The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding today or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assume or guarantee or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any cable guarantor to which we and the cable guarantors are a party, including our and the cable guarantors guarantees of each others’ debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Convertible Debt Securities

      The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, Class A Common Stock or Class A Special Common Stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

      Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

      The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, Class A Common Stock or Class A Special Common Stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

      The holder of a convertible debt security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

      Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate will be subject to adjustment as set forth in the indentures. Such events include:

•	the issuance of shares of any class of capital stock of ours as a dividend on the class of capital stock into which the debt securities of such series are convertible;

•	subdivisions, combinations and reclassifications of the class of capital stock into which debt securities of such series are convertible;

•	the issuance to all holders of the class of capital stock into which debt securities of such series are convertible of rights or warrants entitling the debt security holders (for a period not exceeding 45 days) to subscribe for or purchase shares of such class of capital stock at a price per share less than the current market price per share of such class of capital stock;

•	the distribution to all holders of the class of capital stock into which debt securities of such series are convertible of evidences of indebtedness of ours or of assets or subscription rights or warrants (other than those referred to above); and

•	distributions of cash in excess of certain threshold amounts.

      In the case of cash dividends in excess of threshold amounts, we may, at our option, choose to set aside the amount of such distribution in cash for distribution to the holder upon conversion rather than adjust the conversion rate; we do not intend to pay interest on the cash set aside.

      No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. Fractional shares of capital stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DESCRIPTION OF WARRANTS

General

      We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement are set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States Federal income tax considerations;

•	if applicable, the identity of any of our cable subsidiaries guaranteeing our obligations with respect to such warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue purchase contracts for the purchase or sale of:

•	our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies or composite currencies; or

•	commodities.

      Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We must, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract and, if applicable, the identity of any of our cable subsidiaries guaranteeing our obligations with respect to such purchase contracts.

      Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, preferred stock, Class A Common Stock or Class A Special Common Stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

•	all terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock, shares of Class A Common Stock or shares of Class A Special Common Stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a description of any guarantee by any of our subsidiaries of our obligations under the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

      We may issue the debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

      So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

DESCRIPTION OF PREFERRED STOCK

      Our board of directors is authorized to issue in one or more series up to a maximum of 20,000,000 shares of preferred stock, without par value. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. The dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of each series of the preferred stock will be set forth in the prospectus supplement.

      The applicable prospectus supplement will describe the following terms to the extent that they may apply to an issuance of preferred stock in respect of which this prospectus is being delivered:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	if other than the currency of the United States of America, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

      As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a bank or trust company selected by us as the depositary.

      All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. We have been advised that the preferred stock will be exempt from existing Pennsylvania personal property tax.

DESCRIPTION OF DEPOSITARY SHARES

      The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

      We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

      Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

      If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

      If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

      After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

      Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

      We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock.

      Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF COMMON STOCK

      The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

      We have three classes of common stock outstanding: Class A Common Stock, $0.01 par value per share; Class A Special Common Stock, $0.01 par value per share; and Class B Common Stock, $0.01 par value per share. There are currently authorized 7.5 billion shares of Class A Common Stock, 7.5 billion shares of Class A Special Common Stock and 75 million shares of Class B Common Stock. At the close of business on December 31, 2002 there were outstanding 1.355 billion shares of Class A Common Stock, 883.3 million shares of Class A Special Common Stock and 9.4 million shares of Class B Common Stock.

Dividends

      Subject to the preferential rights of any preferred stock then outstanding, Holders of our Class A Common Stock, Class A Special Common Stock, and Class B Common Stock are entitled to receive, from time to time, when, as and if declared, in the discretion of our Board, such cash dividends as our Board may from time to time determine, out of such funds as are legally available therefore, in proportion to the number of shares held by them, respectively, without regard to class.

      Holders of our Class A Common Stock, Class A Special Common Stock, and Class B Common Stock will also be entitled to receive, from time to time, when, as and if declared by our Board, such dividends of our stock or other property as our Board may determine, out of such funds as are legally available therefore. However, stock dividends on, or stock splits of, any class of common stock will not be paid or issued unless paid or issued on all classes of our common stock, in which case they will be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, our Class B Common Stock may also be paid or issued in shares of our Class A Special Common Stock.

      We do not intend to pay dividends on our common stock for the foreseeable future.

Voting Rights

      Except as required by law, holders of our Class A Special Common Stock are not be entitled to vote. When holders of our Class A Special Common Stock are entitled to vote by applicable law, each share of our Class A Special Common Stock has the same number of votes as each share of our Class A Common Stock.

      On all matters submitted for a vote of holders of all classes of our voting stock, holders of our Class A Common Stock in the aggregate hold 66 2/3% of the aggregate voting power of our capital stock as of completion of the Broadband acquisition.

      Each share of our Class A Common Stock has the number of votes equal to a quotient the numerator of which is the excess of (1) the Total Number of Votes (as defined below in this paragraph) over (2) the sum of (A) the Total Number of B Votes (as defined below in this paragraph) and (B) the Total Number of Other Votes (as defined below in this paragraph) and the denominator of which is the number of outstanding shares of our Class A Common Stock. “Total Number of Votes” on any record date is equal to a quotient the numerator of which is the Total Number of B Votes on such record date and the denominator of which is the B Voting Percentage (as defined below in this paragraph) on such record date. “Total Number of B Votes” on any record date is equal to the product of (1) 15 and (2) the number of outstanding shares of our Class B Common Stock on such record date. “Total Number of Other Votes” on any record date means the aggregate number of votes to which holders of all classes of our capital stock other than holders of our Class A Common Stock and our Class B Common Stock are entitled to cast on such record date in an election of directors. “B Voting Percentage” on any record date means the portion (expressed as a percentage) of the total number of votes to which all holders of our Class B Common Stock are entitled to cast on such record date in an election of directors. Initially, the B Voting Percentage will be 33 1/3%, subject to reduction as described below.

      If the number of shares of our Class A Common Stock or our Class B Common Stock outstanding is reduced for any reason (e.g., by repurchase or, in the case of our Class B Common Stock only, conversion), the aggregate voting power of the applicable class of our capital stock will be proportionately reduced. If additional shares of our Class A Common Stock or our Class B Common Stock are issued, the relative aggregate voting power of the two classes of our common stock will change (based on the principle that each share of our Class B Common Stock will be entitled to 15 times the vote of each share of our Class A Common Stock) to the extent such issuance is disproportionate as between the relative number of shares of the two classes outstanding prior to the issuance, but the combined aggregate voting power of the two classes of stock will remain constant at approximately 38 47/100% (except to the extent there has been a reduction in the aggregate voting power of either class of stock as described in the preceding sentence).

      Subject to the next sentence, on all matters submitted for a vote of holders of one or more classes of our voting stock, holders of our Class B Common Stock in the aggregate will hold 33 1/3% of the aggregate voting power of our capital stock, regardless of the number of shares of our Class A Common Stock or any other class of our capital stock outstanding at any time. If the number of shares of our Class B Common Stock outstanding is reduced for any reason (e.g., by repurchase or conversion), the aggregate voting power of our Class B Common Stock will be proportionately reduced.

      Each share of our Class B Common Stock has 15 votes.

Approval Rights

      Except as required by law, holders of Class A Special Common Stock and Class A Common Stock have no specific approval rights over any corporate actions.

      Holders of our Class B Common Stock have an approval right over (1) any merger of us with another company or any other transaction, in each case that requires our shareholders’ approval under applicable law, or any other transaction that would result in any person or group owning shares representing in excess of 10% of the aggregate voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring our shareholders’ approval under the rules and regulations of any stock exchange or quotation system; (2) any issuance of our Class B Common Stock or any securities exercisable or exchangeable for or convertible into our Class B Common Stock; and (3) charter or bylaw amendments (such as a charter amendment to opt in to any of the Pennsylvania antitakeover statutes) and other actions (such as the adoption, amendment or redemption of a shareholder rights plan) that limit the rights of holders of our Class B Common Stock or any subsequent transferee of our Class B Common Stock to transfer, vote or otherwise exercise rights with respect to our capital stock.

Principal Shareholder

      Brian L. Roberts, our President and CEO, through his control of BRCC Holdings LLC and certain trusts, which own all outstanding shares of our Class B Common Stock, holds a nondilutable 33 1/3% of the combined voting power of our stock and also has separate approval rights over certain material transactions involving us, as described above under “—Approval Rights.” The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. As of December 31, 2002, if BRCC Holdings LLC, the trusts and Mr. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,445,731 shares of Class A Common Stock, which is approximately 0.7% of the Class A Common Stock that would be outstanding after the conversion.

Conversion of Class B Common Stock

      The Class B Common Stock is convertible share for share into either the Class A Common Stock or the Class A Special Common Stock.

Preference on Liquidation

      In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, our remaining assets, if any, in proportion to the number of shares held by them without regard to class.

Mergers, Consolidations, Etc.

      Our charter provides that if in a transaction such as a merger, consolidation, share exchange or recapitalization holders of each class of our common stock outstanding do not receive the same consideration for each of their shares of our common stock (i.e., the same amount of cash or the same number of shares of each class of stock issued in the transaction in proportion to the number of shares of our common stock held by them, respectively, without regard to class), holders of each such class of our common stock will receive “mirror” securities (i.e., shares of a class of stock having substantially equivalent rights as the applicable class of our common stock).

Miscellaneous

      The holders of Class A Common Stock, Class A Special Common Stock and Class B Common Stock do not have any preemptive rights. All shares of Class A Common Stock, Class A Special Common Stock and Class B Common Stock presently outstanding are, and all shares of the Class A Common Stock and Class A Special Common Stock offered hereby, or issuable upon conversion, exchange or exercise of securities offered hereby, will, when issued, be, fully paid and non-assessable. We have been advised that the Class A Common Stock and Class A Special Common Stock are exempt from existing Pennsylvania personal property tax.

      The transfer agent and registrar for our Class A Special Common Stock and Class A Common Stock is Equiserve, 525 Washington Blvd., Jersey City, New Jersey 07310. Their telephone number is (888) 883-8903.

DESCRIPTION OF SHAREHOLDER RIGHTS PLAN

      The following description of the material terms of a rights agreement with respect to a shareholder rights plan which we entered into in connection with the completion of the Broadband acquisition is qualified by reference to the terms of the rights agreement, which is included as an exhibit to the registration statement of which this prospectus is a part.

      The Rights. Pursuant to the rights agreement, our board declared on November 18, 2002 a dividend of one preferred stock purchase right (the “Rights”) for each outstanding share of our Class A Common Stock, Class A Special Common Stock, and Class B Common Stock payable to holders of record on November 18, 2002. Shares of Common Stock issued after the record date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 2.5 million shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

      Rights holders have no rights as a shareholder of the Company, including the right to vote or to receive dividends.

      The rights agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

      The transferability and exercisability of the Rights will depend on whether a “Distribution Date” has occurred. A Distribution Date generally means the earlier of (1) the close of business on the tenth day after a public announcement that any person or group has become an “Acquiring Person” and (2) the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person that could result in such person becoming an Acquiring Person. An Acquiring Person generally means any person or group (other than any holder of our Class B common stock or any of such holder’s affiliates) who becomes the beneficial owner of our voting capital stock that represents 10% or more of the total number of votes that holders of our capital stock are entitled to cast with respect to any matter presented for a shareholder vote.

      Transferability. Prior to the Distribution Date, (1) the Rights will be evidenced by the certificates of the relevant underlying common stock and the registered holders of the common stock shall be deemed the registered holders of the associated Rights and (2) the Rights will be transferable only in connection with transfers of shares of the underlying common stock. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each holder of the relevant underlying common stock as of the close of business on the Distribution Date. Thereafter, the Rights will be transferable separately from the common stock.

      Exercisability. The Rights will not be exercisable prior to the Distribution Date. After the Distribution Date, but prior to the occurrence of an event described below under “—‘Flip In’ Feature” or “—‘Flip Over’ Feature,” each Right will be exercisable to purchase for $125 one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock.

      “Flip In” Feature. If any person becomes an Acquiring Person, each holder of a Right, except for the Acquiring Person or certain affiliated persons, will have the right to acquire, instead of one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock, a number of shares of our

Class A common stock, in each case having a market value equal to twice the exercise price of the Right. For example, if an initial purchase price of $125 were in effect on the date that the flip in feature of the Rights were exercised, any holder of a Right, except for the person that has become an Acquiring Person or certain affiliated persons, could exercise his or her Right by paying to us $125 in order to receive shares of our Class A common stock having a value equal to $250.

      “Exchange” Feature. At any time after a person becomes an Acquiring Person (but before any person becomes the beneficial owner of our voting capital stock representing 50% or more of the total number of votes which holders of our capital stock are entitled to cast with respect to any matter presented for a shareholder vote), our Board may exchange all or some of the Rights, except for those held by any Acquiring Person or certain affiliated persons, for our Class A common stock at an exchange ratio of one share of our Class A common stock for each Right. Use of this exchange feature means that eligible Rights holders would not have to pay cash before receiving shares of our Class A common stock.

      “Flip Over” Feature. If, after a person becomes an Acquiring Person, (1) we are involved in a merger or other business combination in which we are not the surviving corporation or any of our common stock is exchanged for other securities or assets or (2) we and/or one or more of our subsidiaries sell or transfer assets or earning power aggregating 50% or more of the assets or earning power of us and/or our subsidiaries, then each Right will entitle the holder, except for any Acquiring Person or certain affiliated persons, to purchase a number of shares of common stock of the other party to the transaction having a value equal to twice the exercise price of the Right.

      Redemption of Rights. Our Board may redeem all of the Rights at a price of $0.001 per Right at any time prior to the time that any person becomes an Acquiring Person. The right to exercise will terminate upon redemption, and at that time, holders of the Rights will have the right to receive only the redemption price for each Right they hold.

      Amendment of Rights. For so long as the Rights are redeemable, the rights agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the rights agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the rights agreement to become amendable except as set forth in this sentence or cause the Rights again to become redeemable.

      Expiration of Rights. If not previously exercised or redeemed, the Rights will expire on November 18, 2012, unless earlier exchanged.

      Anti-Takeover Effects. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire us without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by our Board since the Rights may be redeemed by us as described above.

      Taxation. While the dividend of the Rights will not be taxable to stockholders or to us, stockholders or we may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

      Series A Preferred Stock. In connection with the creation of the Rights, our Board authorized the issuance of shares of our preferred stock designated as our Series A Participating Cumulative Preferred Stock. We will design the dividend, liquidation, voting and redemption features of our Series A Participating Cumulative Preferred Stock so that the value of one-thousandth of a share of our Series A Participating Cumulative Preferred Stock approximates the value of one share of our Class A common stock. Shares of our Series A Participating Cumulative Preferred Stock will be purchasable only after the Rights have become exercisable. The rights of our Series A Participating Cumulative Preferred Stock as to dividends, liquidation and voting, and in the event of mergers or consolidations, are protected by customary antidilution provisions.

The Cross Guarantees

      To simplify our capital structure, effective with the acquisition of Broadband, we, Comcast Cable, Comcast Cable Communications Holdings, Comcast Cable Holdings and Comcast MO Group each fully and unconditionally guaranteed each other’s debt securities and other indebtedness for borrowed money. In March 2003, we obtained the consent of holders of $1.7 billion of the outstanding debt securities of Comcast MO of Delaware to an amendment of their debt securities which allowed Comcast MO of Delaware to become a guarantor and have its debt securities guaranteed. At the time the amendment became effective, we and the other cable guarantors fully and unconditionally guaranteed these debt securities of Comcast MO of Delaware, and Comcast MO of Delaware fully and unconditionally guaranteed our debt securities and the debt securities of the other cable guarantors, including the $3.0 billion of debt securities we have issued this year and amounts outstanding under the new credit facilities incurred in connection with the Broadband acquisition.

      Comcast Holdings is not a guarantor, and none of its debt securities are guaranteed.

      The following table presents as of December 31, 2002 for each of Comcast, Comcast Cable, Comcast Cable Communications Holdings, Comcast Cable Holdings, Comcast MO Group and Comcast MO of Delaware, their pro forma payment obligations for principal, excluding obligations of their subsidiaries and excluding interest but including principal accreted under discount obligations, under debt securities and other indebtedness for borrowed money that is subject to the cross guarantees. For purposes of the table, amounts set forth opposite “guaranteed debt securities” only include amounts with respect to the person who is the primary obligor and not with respect to amounts for which that person may be secondarily liable as guarantor. The table presents for us the pro forma effect of our issuance of $3 billion of debt securities this year (consisting of $600 million aggregate principal amount of our 5.85% Notes due 2010 and $900 million aggregate principal amount of our 6.05% Notes due 2015 issued on January 10, 2003, and $750 million aggregate principal amount of our 5.50% Notes due 2008 and $750 million aggregate principal amount of our 7.05% Notes due 2033 issued on March 14, 2003), and payment of $3 billion of net proceeds from the issuance and sale of these notes, to reduce our borrowings under the new credit facilities incurred in connection with the Broadband acquisition.

		Payments Due by Period

	Payment				After 5
Guaranteed debt	Total	Year 1	Years 2-3	Years 4-5	Years

	(In millions, unaudited)
Comcast	$3,680.0	$–	$680.0	$–	$3,000.0
Comcast Cable	7,897.3	–	1,810.3	1,488.4	4,598.6
Comcast Cable Communications Holdings	6,755.1	750.0	2,500.0	–	3,505.1
Comcast Cable Holdings	6,208.2	1,464.2	1,131.4	419.2	3,193.4
Comcast MO Group	292.9	1.3	30.6	61.7	199.3

Comcast MO of Delaware	1,914.0	–	301.2	654.1	958.7

Total	$26,747.5	$2,215.5	$6,453.5	$2,623.4	$15,455.1

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

      We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we or our trust subsidiaries must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

      If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

      Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

      Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

      As to matters governed by Pennsylvania law, Arthur R. Block, Esquire, Senior Vice President, General Counsel and Secretary of Comcast, and as to matters governed by New York and Delaware law, Davis Polk & Wardwell, will pass upon the validity of the securities on our behalf and on behalf of the cable guarantors, although we may use other counsel, including our employees, to do so. Unless otherwise indicated in the accompanying prospectus supplement, Cahill Gordon & Reindel will represent the underwriters.

EXPERTS

Comcast

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Comcast’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AT&T Broadband Group

      The audited historical combined financial statements of AT&T Broadband Group incorporated in this prospectus by reference to Comcast’s Current Report on Form 8-K/A dated November 18, 2002 filed on December 16, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

      We, along with the cable guarantors, have filed this prospectus as part of a combined registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, copies of our senior indenture and subordinated indenture, forms of our senior debt security and subordinated debt security, a form of preferred security, a form of unit agreement, a form of purchase contract agreement, a form of pledge agreement, a form of warrant agreement for warrants sold separately, a form of warrant for warrants sold separately, a form of warrant agreement for warrants sold attached to securities, a form of warrant for warrants sold attached to securities, a form of deposit agreement and a form of depositary share. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

      Comcast Cable Communications Holdings, Comcast Cable, Comcast Cable Holdings, Comcast MO Group and Comcast MO of Delaware do not currently file information with the SEC. We file annual, quarterly and special reports and other information with the SEC. Although the cable guarantors would normally be required to file information with the SEC on an ongoing basis, we expect that the cable guarantors will be exempt from this filing obligation for as long as we continue to file our information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the complete registration statement and all of the exhibits to it are available through the SEC’s web site at http://www.sec.gov.

      You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC and incorporate by reference herein. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

      This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

      Comcast SEC Filings (File No. 000-50093)

•	Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 20, 2003.

•	Current Reports on Form 8-K, filed on January 10, 2003, February 5, 2003 and March 6, 2003.

•	The description of our capital stock incorporated in our Current Report on Form 8-K12G3 and Registration Statement on Form 8-A12G, each filed on November 18, 2002, as the same may be amended from time to time.

•	Exhibits 99.6 and 99.7 to the Current Report on Form 8-K/ A dated November 18, 2002 filed on December 16, 2002.

      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

      We will provide free copies of any of those documents, if you write or telephone us at: 1500 Market Street, Philadelphia, Pennsylvania 19102-2148, (215) 665-1700.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      All of the expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	$—
Legal fees and expenses	50,000
Printing and engraving fees	50,000
Accountants’ fees and expenses	50,000
Miscellaneous	30,000

Total	$180,000

Item 15.	Indemnification of Directors and Officers

Comcast Corporation

      Indemnification under Pennsylvania Law and Comcast Charter and Bylaws. Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law (“PBCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

      Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any such officer or director is a party or is threatened to be made a party by reason of such person being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his/her conduct was unlawful.

      Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

      Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

      Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

      Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors.

      Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

      Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

      Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

      Article Eleventh of the Comcast charter and Article VII of the Comcast bylaws provide that no director of Comcast will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors or officers for the payment of taxes) unless such person’s conduct constitutes self-dealing, willful misconduct or recklessness. Article Eleventh of the Comcast charter also extends such protection to officers.

      Article VII of the Comcast bylaws provides that each officer and director of Comcast is indemnified and held harmless by Comcast for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Comcast), whether civil, criminal, administrative or investigative.

      The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of the Comcast charter and bylaws.

Merger Agreement Provision Relating to AT&T and Comcast Holdings Directors and Officers

      Comcast has agreed in connection with the Broadband acquisition to indemnify the present and former officers and directors of AT&T, the AT&T subsidiaries, Comcast Cable Communications Holdings, the Comcast Cable Communications Holdings subsidiaries, Comcast Holdings and the Comcast Holdings subsidiaries, and each individual who prior to the completion of the Broadband acquisition became such an officer or director, from their acts or omissions in those capacities occurring at or prior to the completion of such transaction to the maximum extent permitted by law; provided, however, no such indemnification will be required for officers or directors acting in a capacity for AT&T and its subsidiaries other than in connection with either AT&T’s broadband business or the merger agreement for the Broadband acquisition and the transactions contemplated by the merger agreement.

      AT&T (and not Comcast Cable Communications Holdings) will indemnify and hold harmless Comcast for 50% of any losses described in the preceding paragraph arising out of acts or omissions of the AT&T officers and directors in connection with the merger agreement and the transactions contemplated by the merger agreement.

      For six years after completion of the Broadband acquisition, Comcast will provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to completion of the transactions covering each officer and director identified in the second preceding paragraph (for officers and directors of AT&T and its subsidiaries, only for acts or omissions of such person acting in connection with either AT&T’s broadband business or the merger agreement and the transactions contemplated by the merger agreement) currently covered by the officers’ and directors’ liability insurance policy of AT&T or Comcast Holdings, as the case may be, on terms no less favorable than those of such policy in effect on December 19, 2001, except that Comcast will only be obligated to pay up to 300% of the annual premium paid for such insurance by either AT&T or Comcast Holdings as of December 19, 2001.

Comcast Cable Communications Holdings, Inc.

      Comcast Cable Communications Holdings, Inc. is a corporation organized under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

      Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Article VIII, Section 1 of Comcast Cable Communications Holdings’ Certificate of Incorporation provides that a director of Comcast Cable Communications Holdings will not be personally liable to Comcast Cable Communications Holdings or its shareholder for monetary damages for breach of fiduciary duty as director, except if this exemption is not permitted by the General Corporation Law of the State of Delaware. Any repeal or modification of this provision will not affect the rights of a director of Comcast Cable Communications Holdings prior to such repeal or modification.

      Article VIII, Section 2 of Comcast Cable Communications Holdings’ Certificate of Incorporation provides that each person who was or is made a party or is otherwise in any way involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or the person from whom he is legal representative, is or was a director or officer of Comcast Cable Communications Holdings or is or was serving at its request as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of the proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by Comcast Cable Communications Holdings to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with the proceeding. In the event that the General Corporation Law of the State of Delaware is amended, the indemnification provided will change only to the extent that the amendment permits Comcast Cable Communications Holdings to provide broader indemnification rights than previously permitted. However, except in the case of proceedings to enforce rights to indemnification, Comcast Cable Communications Holdings will indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding was authorized by the Board of Directors of Comcast Cable Communications Holdings. The right to indemnification includes the right to be paid by Comcast Cable Communications Holdings the advancement of expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer only will be made only upon delivery to Comcast Cable Communications Holdings of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified for the expenses. Also, the Board of Directors of Comcast Cable Communications Holdings may grant rights to indemnification as described above to any of Comcast Cable Communications Holdings’ employees and agents.

      If a claim for indemnification is not paid in full within 30 days after a written claim is received by Comcast Cable Communications Holdings, the indemnitee may bring suit to recover the unpaid amount of the claim, and if successful in whole or in part, the indemnitee will be entitled to be paid also the expense of prosecuting the suit. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for Comcast Cable Communications Holdings to indemnify the claimant for the amount claimed, but Comcast Cable Communications Holdings would bear the burden of proving this defense.

      Comcast Cable Communications Holdings may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Comcast Cable Communications Holdings or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Comcast Cable Communications Holdings would have the power to indemnify such person under the General Corporation Law of the State of Delaware.

Comcast Cable Communications, Inc.

      Comcast Cable Communications, Inc. is a corporation organized under the laws of the State of Delaware. The applicable provisions relating to the indemnification of officers and directors under the General Corporation Law of the State of Delaware are described above under “— Comcast Cable Communications Holdings, Inc.”

      In addition, Section 7-1 of Comcast Cable’s By-laws provides that Comcast Cable will indemnify any of its directors or officers or any director or officer who is or was serving as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise (any such person is hereinafter referred to as a “director or officer”) against expenses (including, but not limited to, attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such director or officer, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), brought or threatened to be brought against such director or officer by reason of the fact that he or she is or was serving in any such capacity or in any other capacity on behalf of the company, its parent or any of its subsidiaries.

      Section 7-2 of Comcast Cable’s By-laws provides that expenses incurred by any director or officer in defending a Proceeding will be paid by Comcast Cable in advance of the final disposition of such Proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking, by or on behalf of such director or officer, to repay such amount without interest if it is ultimately determined that he or she is not entitled to be indemnified by Comcast Cable as authorized by law.

      Section 7-4 of Comcast Cable’s By-laws provides that Comcast Cable may purchase and maintain insurance on behalf of any person who is or was a director or officer of Comcast Cable against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Comcast Cable would have the power to indemnify him or her against such liability under law.

Comcast Cable Holdings, LLC

      Comcast Cable Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act permits a limited liability company, subject to any restrictions that may be set forth in its limited liability company agreement, to indemnify its members and managers from and against any and all claims and demands.

      Section 12(a) of Comcast Cable Holdings’ LLC Agreement provides that Comcast Cable Holdings will indemnify the manager and the member, which in each case is Comcast Cable Communications Holdings, and any current or former director or officer of Comcast Cable Communications Holdings (each, an “indemnitee”) from and against all loss, damage, expense (including reasonable attorney’s and other advisor’s fees, court costs and other liabilities incurred in any proceeding to which Comcast Cable Communications Holdings is made a party) incurred because of Comcast Cable Communications Holdings’ role as manager or member. Also, each indemnitee will be indemnified for losses resulting from the indemnitee’s acts or failures to act with respect to the business or affairs of Comcast Cable Holdings, if the indemnitee (a) acts in good faith, (b) if acting in an official capacity, reasonably believed the action was in the best interests of Comcast Cable Holdings, and if not acting in an official capacity, believed that the conduct was not opposed to Comcast Cable Holdings’ best interests, and (c) if in a criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Section 12(c) of Comcast Cable Holdings’ LLC Agreement provides that Comcast Cable Holdings may advance funds to Comcast Cable Communications Holdings in respect of expenses incurred by Comcast Cable Communications Holdings in a proceeding prior to the final disposition of the proceeding if Comcast Cable Communications Holdings gives written affirmation of its good-faith belief that it has complied with the standards of conduct described in the preceding sentence, agrees to repay the advancement with interest if it is determined that the standards of conduct were not met, and Comcast Cable Holdings determines that indemnification is permissible under these standards. Also, Section 12(e) provides that Comcast Cable Holdings will indemnify specified officers, and it may in its discretion indemnify employees, on the same basis as it indemnifies Comcast Cable Communications Holdings as described above.

      Section 12(b) of Comcast Cable Holdings’ LLC Agreement provides that, notwithstanding the above paragraph, Comcast Cable Holdings will not indemnify an indemnitee in connection with any proceeding in which Comcast Cable Communications Holdings is adjudged liable to Comcast Cable Holdings or any proceeding charging improper personal benefit to Comcast Cable Communications Holdings wherein the indemnitee was adjudged liable on the basis of improperly receiving a personal benefit.

      Section 12(f) of Comcast Cable Holdings’ LLC Agreement provides that neither Comcast Cable Communications Holdings nor specified officers will be liable to Comcast Cable Holdings for any loss, damage or expense if Comcast Cable Communications Holdings or such officers, as the case may be (a) acts in good faith, (b) if acting in an official capacity, reasonably believed the action was in the best interests of Comcast Cable Holdings, and if not in an official capacity, believed that the conduct was not opposed to Comcast Cable Holdings’ best interests, and (c) if in a criminal proceeding, had no reasonable cause to believe its conduct was unlawful. However, Comcast Cable Communications Holdings or the specified officers will be liable for any loss, expense or damage incurred in connection with a proceeding in which Comcast Cable Communications Holdings or such officers is adjudged liable to Comcast Cable Holdings as a result of not meeting the standards of conduct described in the preceding sentence or a proceeding charging improper personal benefit to Comcast Cable Communications Holdings wherein the indemnitee was adjudged liable on the basis of improperly receiving a personal benefit.

Comcast MO Group, Inc.

      Comcast MO Group, Inc. is a corporation organized under the laws of the State of Delaware. The indemnification of officers and directors provided for by Comcast MO Group’s organizational documents and the General Corporation Law of the State of Delaware is identical to the indemnification provisions described above under “— Comcast Cable Communications Holdings, Inc.”

Comcast MO of Delaware, Inc.

      Comcast MO of Delaware, Inc. is a corporation organized under the laws of the State of Delaware. The applicable provisions relating to the indemnification of officers and directors under the General Corporation Law of the State of Delaware are described above under “— Comcast Cable Communications Holdings, Inc.”

      Article VII, Section 1 of Comcast MO of Delaware’s Certificate of Incorporation provides that a director of Comcast MO of Delaware will not be personally liable to Comcast Cable Communications Holdings or its shareholder for monetary damages for breach of fiduciary duty as director, except if this exemption is not permitted by the General Corporation Law of the State of Delaware. Any repeal or modification of this provision will not affect the rights of a director of Comcast MO of Delaware prior to such repeal or modification.

      Article VII, Section 2 of Comcast MO of Delaware’s Certificate of Incorporation and Section 7-1 of Comcast MO of Delaware’s By-laws provide that each person who was or is made a party or is otherwise in any way involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or the person from whom he is legal representative, is or was a director or officer of Comcast MO of Delaware or is or was serving at its request as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of the proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by Comcast MO of Delaware to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by the indemnitee in connection with the proceeding. In the event that the General Corporation Law of the State of Delaware is amended, the indemnification provided will change only to the extent that the amendment permits Comcast Cable Communications Holdings to provide broader indemnification rights than previously permitted. The right to indemnification includes the right to be paid by Comcast MO of Delaware the advancement of expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an indemnitee in his capacity as a director or officer only will be made only upon delivery to Comcast MO of Delaware of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified for the expenses. Also, the Board of Directors of Comcast MO of Delaware may grant rights to indemnification as described above to any of Comcast MO of Delaware’s employees and agents.

      Comcast MO of Delaware may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Comcast MO of Delaware or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Comcast MO of Delaware would have the power to indemnify such person under the General Corporation Law of the State of Delaware.

Item 16.     Exhibits

      The following exhibits are filed as part of the Registration Statement:

Exhibit
Number	Description

1.1	Form of Underwriting Agreement (Debt Securities, Warrants, Purchase Contracts and Units).[1]
1.2	Form of Underwriting Agreement (Preferred Stock, Depositary Shares, Common Stock).[1]
2.1	Composite copy of Agreement and Plan of Merger dated as of December 19, 2001, as amended, among Comcast Holdings Corporation (formerly known as Comcast Corporation), AT&T Corp., Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.), Comcast Corporation (formerly known as AT&T Comcast Corporation) and the other parties signatory thereto.[2]
2.2	Composite copy of Separation and Distribution Agreement dated as of December 19, 2001, as amended, between AT&T Corp. and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.).[2]
2.3	Support Agreement dated as of December 19, 2001, as amended, among AT&T Corp., Comcast Holdings Corporation (formerly known as Comcast Corporation), Comcast Corporation (formerly known as AT&T Comcast Corporation), Sural LLC and Brian L. Roberts.[3]
2.4	Tax Sharing Agreement dated as of December 19, 2001 between AT&T Corp. and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.).[3]
2.5	Composite Copy of Employee Benefits Agreement dated as of December 19, 2001; as amended; between AT&T Corp. and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.).[4]
2.6	Exchange Agreement dated as of December 7, 2001, as amended, between Microsoft Corporation and Comcast Holdings Corporation (formerly known as Comcast Corporation).[3]
2.7	Instrument of Admission dated as of December 19, 2001, as amended, between Comcast Corporation (formerly known as AT&T Comcast Corporation) and AT&T Corp.[3]
4.1	Rights Agreement dated as of November 18, 2002 between Comcast Corporation (formerly known as AT&T Comcast Corporation) and EquiServe Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Cumulative Preferred Stock as Exhibit A and the Form of Right Certificate as Exhibit B. [5]
4.2	Form of Senior Indenture among the Company, the cable guarantors party thereto and The Bank of New York, as Trustee.[6]
4.3	Form of Amendment to Senior Indenture among the Company, Comcast MO of Delaware, Inc. (formerly known as MediaOne of Delaware, Inc.), the other cable guarantors party thereto and The Bank of New York, as Trustee.[7]

Exhibit
Number		Description

4.4		Form of Subordinated Indenture among the Company, the cable guarantors party thereto and The Bank of New York, as Trustee.[6]
4.5		Form of Senior Debt Security.[6]
4.6		Form of Subordinated Debt Security.[6]
4.7		Form of Purchase Contract Agreement relating to Purchase Contracts (included in Exhibit 4.10).
4.8		Form of Unit Agreement.[8]
4.9		Form of Warrant Agreement for Warrants sold separately.[1]
4.1	0	Form of Warrant for Warrants sold separately (included in Exhibit 4.9).
4.1	1	Form of Warrant Agreement for Warrants sold attached to other Securities.[1]
4.1	2	Form of Warrant for Warrants sold attached to other Securities (included in Exhibit 4.17).
4.1	3	Form of Pledge Agreement.[1]
4.1	4	Form of Deposit Agreement.[8]
4.1	5	Form of Depositary Share (included in Exhibit 4.14).
4.1	6	Form of Guarantee (Warrants, Purchase Contracts and Units). [1]
5.1		Opinion of Arthur R. Block, Esquire.[7]
5.2		Opinion of Davis Polk & Wardwell.[7]
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges of Comcast Corporation.[7]
12.2		Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of Comcast Corporation.[7]
23.1		Consent of Deloitte & Touche LLP with respect to Comcast Corporation.[7]
23.2		Consent of PricewaterhouseCoopers LLP with respect to AT&T Broadband Group.[7]
23.3		Consent of Arthur R. Block, Esquire (included in Exhibit 5.1).
23.4		Consent of Davis Polk & Wardwell (included in Exhibit 5.2).
24.1		Powers of Attorney (included on the signature pages hereof).
25.1		Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Senior Indenture.[6]
25.2		Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Subordinated Indenture.[6]

[1]	Incorporated by reference to our Amended Registration Statement on Form S-3/A, filed on December 23, 2002.

[2]	Incorporated by reference to our Current Report on Form 8-K12g3, filed on November 18, 2002.

[3]	Incorporated by reference to our Registration Statement on Form S-4, filed on February 11, 2002.

[4]	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 20, 2003.

[5]	Incorporated by reference to our Registration Statement on Form 8-A12g, filed on November 18, 2002.

[6]	Incorporated by reference to our Registration Statement on Form S-3, filed on December 16, 2002.

[7]	Filed herewith.

[8]	To be filed by Current Report on Form 8-K.

Item 17.     Undertakings

      The undersigned registrants hereby undertake:

1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that subparagraphs (a) (i) and (a) (ii) shall not apply to the extent that information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. If the securities to be registered are to be offered at competitive bidding, the undersigned registrants hereby undertake (1) to use their best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY FOR COMCAST CORPORATION

      Pursuant to the requirements of the Securities Act of 1933, Comcast Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of March, 2003.

COMCAST CORPORATION

By:	/s/ ARTHUR R. BLOCK

Name: Arthur R. Block
Title: Senior Vice President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Lawrence S. Smith, John R. Alchin, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his (her) true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him (her) and in his (her) name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments, as well as any related registration statement for amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he (she) might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RALPH J. ROBERTS Ralph L. Roberts	Chairman of the Executive and Finance Committee of the Board of Directors; Director	March 26, 2003

/s/ C. MICHAEL ARMSTRONG C. Michael Armstrong	Chairman of the Board of Directors; Director	March 26, 2003

/s/ BRIAN L. ROBERTS Brian L. Roberts	President and Chief Executive Officer (Principal Executive Officer); Director	March 26, 2003

/s/ JULIAN A. BRODSKY Julian A. Brodsky	Vice Chairman; Director	March 26, 2003

/s/ LAWRENCE S. SMITH Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer)	March 26, 2003

/s/ JOHN R. ALCHIN John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	March 26, 2003

Signature	Title	Date

/s/ LAWRENCE J. SALVA Lawrence J. Salva	Senior Vice President and Controller (Principal Accounting Officer)	March 26, 2003

/s/ S. DECKER ANSTROM S. Decker Anstrom	Director	March 26, 2003

/s/ KENNETH J. BACON Kenneth J. Bacon	Director	March 26, 2003

/s/ SHELDON M. BONOVITZ Sheldon M. Bonovitz	Director	March 26, 2003

/s/ JOSEPH L. CASTLE, II Joseph L. Castle, II	Director	March 26, 2003

/s/ J. MICHAEL COOK J. Michael Cook	Director	March 26, 2003

/s/ DR. JUDITH RODIN Dr. Judith Rodin	Director	March 26, 2003

/s/ LOUIS A. SIMPSON Louis A. Simpson	Director	March 26, 2003

/s/ MICHAEL I. SOVERN Michael I. Sovern	Director	March 26, 2003

SIGNATURES AND POWER OF ATTORNEY FOR COMCAST CABLE COMMUNICATIONS, INC.

      Pursuant to the requirements of the Securities Act of 1933, Comcast Cable Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of March, 2003.

COMCAST CABLE COMMUNICATIONS, INC.

By:	/s/ ARTHUR R. BLOCK

Name: Arthur R. Block
Title: Senior Vice President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Lawrence S. Smith, John R. Alchin, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments, as well as any related registration statement for amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN L. ROBERTS Brian L. Roberts	Chairman (Principal Executive Officer); Director	March 26, 2003

/s/ LAWRENCE S. SMITH Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer); Director	March 26, 2003

/s/ JOHN R. ALCHIN John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	March 26, 2003

/s/ DAVID L. COHEN David L. Cohen	Executive Vice President; Director	March 26, 2003

/s/ ARTHUR R. BLOCK Arthur R. Block	Senior Vice President; Director	March 26, 2003

/s/ LAWRENCE J. SALVA Lawrence J. Salva	Senior Vice President (Principal Accounting Officer)	March 26, 2003

SIGNATURES AND POWER OF ATTORNEY FOR

COMCAST CABLE COMMUNICATIONS HOLDINGS, INC.

      Pursuant to the requirements of the Securities Act of 1933, Comcast Cable Communications Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of March, 2003.

COMCAST CABLE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ ARTHUR R. BLOCK

Name: Arthur R. Block
Title: Senior Vice President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Lawrence S. Smith, John R. Alchin, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), as well as any related registration statement for amendment thereto filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN L. ROBERTS Brian L. Roberts	Chairman (Principal Executive Officer)	March 26, 2003

/s/ LAWRENCE S. SMITH Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer); Director	March 26, 2003

/s/ JOHN R. ALCHIN John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	March 26, 2003

/s/ DAVID L. COHEN David L. Cohen	Executive Vice President; Director	March 26, 2003

/s/ ARTHUR R. BLOCK Arthur R. Block	Senior Vice President; Director	March 26, 2003

/s/ LAWRENCE J. SALVA Lawrence J. Salva	Senior Vice President (Principal Accounting Officer)	March 26, 2003

SIGNATURES AND POWER OF ATTORNEY FOR COMCAST CABLE HOLDINGS, LLC

      Pursuant to the requirements of the Securities Act of 1933, Comcast Cable Holdings, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of March, 2003.

COMCAST CABLE HOLDINGS, LLC

By:	/s/ ARTHUR R. BLOCK

Name: Arthur R. Block
Title: Senior Vice President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Lawrence S. Smith, John R. Alchin, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments, as well as any related registration statement for amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ BRIAN L. ROBERTS Brian L. Roberts		Chairman (Principal Executive Officer)	March 26, 2003

/s/ LAWRENCE S. SMITH Lawrence S. Smith		Executive Vice President (Co-Principal Financial Officer)	March 26, 2003

/s/ JOHN R. ALCHIN John R. Alchin		Executive Vice President and Treasurer (Co-Principal Financial Officer)	March 26, 2003

/s/ LAWRENCE J. SALVA Lawrence J. Salva		Senior Vice President (Principal Accounting Officer)	March 26, 2003

COMCAST CABLE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ ARTHUR R. BLOCK Arthur R. Block Senior Vice President	Sole Member	March 26, 2003

SIGNATURES AND POWER OF ATTORNEY FOR COMCAST MO GROUP, INC.

      Pursuant to the requirements of the Securities Act of 1933, Comcast MO Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of March, 2003.

COMCAST MO GROUP, INC.

By:	/s/ ARTHUR R. BLOCK

Name: Arthur R. Block
Title: Senior Vice President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Lawrence S. Smith, John R. Alchin, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), as well as any related registration statement for amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN L. ROBERTS Brian L. Roberts	Chairman (Principal Executive Officer)	March 26, 2003

/s/ LAWRENCE S. SMITH Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer); Director	March 26, 2003

/s/ JOHN R. ALCHIN John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	March 26, 2003

/s/ DAVID L. COHEN David L. Cohen	Executive Vice President; Director	March 26, 2003

/s/ ARTHUR R. BLOCK Arthur R. Block	Senior Vice President; Director	March 26, 2003

/s/ LAWRENCE J. SALVA Lawrence J. Salva	Senior Vice President (Principal Accounting Officer)	March 26, 2003

SIGNATURES AND POWER OF ATTORNEY FOR COMCAST MO OF DELAWARE, INC.

      Pursuant to the requirements of the Securities Act of 1933, Comcast MO of Delaware, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of March, 2003.

COMCAST MO OF DELAWARE, INC.

By:	/s/ ARTHUR R. BLOCK

Name: Arthur R. Block
Title: Senior Vice President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Lawrence S. Smith, John R. Alchin, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), as well as any related registration statement for amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN L. ROBERTS Brian L. Roberts	Chairman (Principal Executive Officer)	March 26, 2003

/s/ LAWRENCE S. SMITH Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer); Director	March 26, 2003

/s/ JOHN R. ALCHIN John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	March 26, 2003

/s/ DAVID L. COHEN David L. Cohen	Executive Vice President; Director	March 26, 2003

/s/ ARTHUR R. BLOCK Arthur R. Block	Senior Vice President; Director	March 26, 2003

/s/ LAWRENCE J. SALVA Lawrence J. Salva	Senior Vice President (Principal Accounting Officer)	March 26, 2003

EXHIBIT LIST

Exhibit
Number	Description

1.1	Form of Underwriting Agreement (Debt Securities, Warrants, Purchase Contracts and Units).[1]
1.2	Form of Underwriting Agreement (Preferred Stock, Depositary Shares, Common Stock).[1]
2.1	Composite copy of Agreement and Plan of Merger dated as of December 19, 2001, as amended, among Comcast Holdings Corporation (formerly known as Comcast Corporation), AT&T Corp., Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.), Comcast Corporation (formerly known as AT&T Comcast Corporation) and the other parties signatory thereto.[2]
2.2	Composite copy of Separation and Distribution Agreement dated as of December 19, 2001, as amended, between AT&T Corp. and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.).[2]
2.3	Support Agreement dated as of December 19, 2001, as amended, among AT&T Corp., Comcast Holdings Corporation (formerly known as Comcast Corporation), Comcast Corporation (formerly known as AT&T Comcast Corporation), Sural LLC and Brian L. Roberts.[3]
2.4	Tax Sharing Agreement dated as of December 19, 2001 between AT&T Corp. and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.).[3]
2.5	Composite Copy of Employee Benefits Agreement dated as of December 19, 2001; as amended; between AT&T Corp. and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.).[4]
2.6	Exchange Agreement dated as of December 7, 2001, as amended, between Microsoft Corporation and Comcast Holdings Corporation (formerly known as Comcast Corporation).[3]
2.7	Instrument of Admission dated as of December 19, 2001, as amended, between Comcast Corporation (formerly known as AT&T Comcast Corporation) and AT&T Corp.[3]
4.1	Rights Agreement dated as of November 18, 2002 between Comcast Corporation (formerly known as AT&T Comcast Corporation) and EquiServe Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Cumulative Preferred Stock as Exhibit A and the Form of Right Certificate as Exhibit B. [5]
4.2	Form of Senior Indenture among the Company, the cable guarantors party thereto and The Bank of New York, as Trustee.[6]
4.3	Form of Amendment to Senior Indenture among the Company, Comcast MO of Delaware, Inc. (formerly known as MediaOne of Delaware, Inc.) the other cable guarantors party thereto and The Bank of New York, as Trustee.[7]
4.4	Form of Subordinated Indenture among the Company, the cable guarantors party thereto and The Bank of New York, as Trustee.[6]
4.5	Form of Senior Debt Security.[6]
4.6	Form of Subordinated Debt Security.[6]
4.7	Form of Purchase Contract Agreement relating to Purchase Contracts (included in Exhibit 4.10).
4.8	Form of Unit Agreement.[8]
4.9	Form of Warrant Agreement for Warrants sold separately.[1]
4.10	Form of Warrant for Warrants sold separately (included in Exhibit 4.9).
4.11	Form of Warrant Agreement for Warrants sold attached to other Securities.[1]
4.12	Form of Warrant for Warrants sold attached to other Securities (included in Exhibit 4.17).
4.13	Form of Pledge Agreement.[1]
4.14	Form of Deposit Agreement.[8]
4.15	Form of Depositary Share (included in Exhibit 4.14).
4.16	Form of Guarantee (Warrants, Purchase Contracts and Units). [1]

Exhibit
Number	Description

5.1	Opinion of Arthur R. Block, Esquire.[7]
5.2	Opinion of Davis Polk & Wardwell.[7]
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges of Comcast Corporation.[7]
12.2	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends of Comcast Corporation.[7]
23.1	Consent of Deloitte & Touche LLP with respect to Comcast Corporation.[7]
23.2	Consent of PricewaterhouseCoopers LLP with respect to AT&T Broadband Group.[7]
23.3	Consent of Arthur R. Block, Esquire (included in Exhibit 5.1).
23.4	Consent of Davis Polk & Wardwell (included in Exhibit 5.2).
24.1	Powers of Attorney (included on the signature pages hereof).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Senior Indenture.[6]
25.2	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Subordinated Indenture.[6]

[1]	Incorporated by reference to our Amended Registration Statement on Form S-3/A, filed on December 23, 2002.

[2]	Incorporated by reference to our Current Report on Form 8-K12g3, filed on November 18, 2002.

[3]	Incorporated by reference to our Registration Statement on Form S-4, filed on February 11, 2002.

[4]	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 20, 2003.

[5]	Incorporated by reference to our Registration Statement on Form 8-A12g, filed on November 18, 2002.

[6]	Incorporated by reference to our Registration Statement on Form S-3, filed on December 16, 2002.

[7]	Filed herewith.

[8]	To be filed by Current Report on Form 8-K.